Exhibit 10.2
GRI BIO, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(approved on August 11, 2025)
Non-employee members of the board of directors (the “Board”) of GRI Bio, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). This Program has been adopted under the Company’s 2018 Equity Incentive Plan (the “Equity Plan”), shall be effective on August 11, 2025 (the “Effective Date”) and amends and restates the Company’s non-employee director compensation program dated August 10, 2023 in its entirety. The cash and equity compensation described in this Program shall be paid or be granted, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to stock options granted pursuant to the Program.
1.    Cash Compensation.
(a)    Annual Retainers. Each Non-Employee Director shall receive an annual cash retainer of $40,000 for service on the Board.
(b)    Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following additional annual cash retainers, as applicable:
(i)    Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Audit Committee shall receive an additional annual retainer of $7,500 for such service.
(ii)    Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $12,000 for such service. A Non-Employee Director serving a member of the Compensation Committee shall receive an additional annual retainer of $6,000 for such service.
(iii)    Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-

Employee Director serving as a member of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $5,000 for such service.
(iv)    Board Chair. A Non-Employee Director serving as a Board Chair shall receive an additional annual retainer of $30,000 for such service.
(c)    Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.
(d)    Election to Receive Stock Option in Lieu of Cash. After January 1, 2026, Non-Employee Directors shall have the ability (provided the Compensation Committee of the Board determines in its discretion that a sufficient number of shares remain available for issuance pursuant to the Equity Plan or pursuant to any then-effective equity incentive plan) to elect to receive the annual retainer set forth in Section 1(a) above in an award of a stock option in lieu of cash pursuant to an election form provided by the Company. Non-Employee Directors must complete and deliver the election form to the Company (which shall be irrevocable) at least 15 days prior to the end of the calendar quarter that ends immediately prior to the next annual meeting of the Company’s stockholders; provided that the election cannot be made during a regular or special blackout period within the meaning of the Company’s Insider Trading and Securities Law Compliance Policy. In the event that a Non-Employee Director makes an irrevocable election to receive a stock option in lieu of cash, he or she shall be automatically granted, effective immediately following the annual meeting (provided that he or she continues to serve as a Non-Employee Director as of that date), a stock option to purchase that number of shares of the Company’s common stock determined by dividing (i) the aggregate amount of the annual retainer set forth in Section 1(a) above that would otherwise payable to the Non-Employee Director for the one-year period commencing on July 1 immediately following the annual meeting, by (ii) the per share closing price of the Company’s common stock on such date, with the resulting quotient rounded down to the nearest whole share (the “Retainer Award”).
2.    Equity Compensation. Non-Employee Directors shall be granted the equity awards described below.
(a)    Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board on or after the Effective Date shall be automatically granted a stock option to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $100,000 by the closing price of the Company’s common stock on the date of such initial election or appointment rounded down to the nearest whole share; provided, however, in no event will the number of shares underlying such grant exceed 0.36% of the issued and outstanding shares of common stock on such grant date. The awards described in this Section 2(a) shall be referred to as “Initial Awards”. No Non-Employee Director shall be granted more than one Initial Award.

(b)    Subsequent Awards. A Non-Employee Director, who (i) is serving on the Board as of the date of any annual meeting of the Company’s stockholders occurring on or after the Effective Date and has been serving as a Non-Employee Director for at least six months as of the date of such meeting, and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a stock option to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $50,000 (or, for the Chairperson of the Board, $83,333) by the closing price of the Company’s common stock on the date of such annual meeting rounded down to the nearest whole share; provided, however, in no event will the number of shares underlying such grant exceed 0.18% (or, for the Chairperson of the Board, 0.3%) of the issued and outstanding shares of common stock on such grant date. The awards described in this Section 2(b) shall be referred to as “Subsequent Awards”. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election and shall not receive any Subsequent Award on the date of such meeting as well.
(c)    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.
(d)    Terms of Awards Granted to Non-Employee Directors
(i)    In General. Each stock option under this Program shall be granted under and shall be subject to the terms and provisions of the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company and shall be granted subject to the execution and delivery of award agreements in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options hereby are subject in all respects to the terms of the Equity Plan and the applicable stock option agreement.
(ii)    Exercise Price. The per share exercise price of each stock option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of common stock on the date the option is granted.
(iii)    Vesting. Each Initial Award shall vest and become exercisable in substantially equal quarterly installments during the three-year period commencing on the date of grant, and each Retainer Award and each Subsequent Award shall vest and become exercisable in substantially equal quarterly installments during the one-year period commencing on the applicable date of grant, in each case subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Unless the Board otherwise determines, no portion of a Retainer Award, Initial Award or Subsequent Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter. Upon a Change in Control, all outstanding equity awards granted under the Equity Plan, and any other equity incentive plan maintained by the Company, that are held by a Non-Employee Director shall become fully vested and exercisable, irrespective of any other provisions of the Plan or any award agreement.
(iv)    Term. The term of each stock option granted to a Non-Employee Director shall be ten years from the date the option is granted.
3.    Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.
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